EXHIBIT A

                                   XTRA Marine

                        Long-Term Incentive Plan Outline

1. Purpose: The Purpose of the Long-Term Incentive Plan (the "Plan") of XTRA INTERNATIONAL LTD. ("XTRA Marine") is to motivate the head of XTRA Marine to achieve planned operating income levels by providing him with a stake in the long-term success of the business and also to help retain him.

2.       Participation:  Participation will include only the head of XTRA
         Marine.

3. Time Frame: The plan would cover a single, 4 year performance period, commencing October 1, 1995.

4. Performance Measure: Cumulative Operating Income over Threshold will be the performance measure for the plan.

         Cumulative Operating Income is the sum of the Operating Incomes (as defined on attached Schedule I) for each year of the performance period (except as provided in Section 6(A)(1)).

         Threshold Operating Income is set using a rate of $* million per year which results in a threshold of $* million for the 4 year performance period.

         Cumulative Operating Income over Threshold is Cumulative Operating Income minus Threshold Operating Income.

5. Award Size: Award size will be equal to *% percent of Cumulative Operating Income over Threshold. Note: The award is not capped. See the attached spreadsheet for a sensitivity analysis of award size and Operating Income level.






*        CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
         COMMISSION




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



ILLUSTRATION:

                                                       1996 - 1999 Projected
         Cumulative Operating Income                      $*
         Threshold Operating Income                       $*
                                                          --
         Cumulative Operating Income over Threshold       $  *

1        Award Size:                                                    *%
         Award Size:                                    *


6.       Termination of Employment:

         A. In the event the Participant's employment with the Company is terminated without Cause or terminates as a result of the Participant's death or disability and the Participant has been an active employee for at least 2 years of the 4-year performance period, the Participant will be entitled to a partial payment. The partial payment will be calculated (if necessary) using:

                  (1) Cumulative Operating Income through the fiscal quarter ended preceding termination and

                  (2) Threshold Operating Income multiplied by the following fraction: the number of full fiscal quarters of the performance period elapsed at the date of terminated divided by 16.

                  If the Participant is entitled to an award under this Section 6(A), it will be paid during the first quarter of the fiscal year commencing upon or immediately following the Participant's termination of employment.

         B. In the event that the Participant's employment with the Company is terminated without Cause or terminates as a result of the Participant's death or disability and the Participant has been an active employee for less than 2 years of the 4-year performance period, the Participant forfeits all rights to any award under the Plan.

6. In the event of the Participant's employment with the Company terminates for Cause or


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         COMMISSION


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         as a result of the resignation or retirement of the Participant  before the end of the 4- year performance period, the Participant forfeits all rights to any award under the Plan.

7. Payment. Except as provided in Section 6(A), if the Participant is entitled to an award, it will be paid during the first quarter of fiscal 2000 in accordance with the timing of payments under XTRA's other cash bonus plans

XTRA Marine
Long-Term Incentive Plan

Figures in Thousands (000s)

Projected Financials

                                            *
Worldwide Marine Operating Income


                                   Actual (Calendar Year)
                                    (Dollars in Millions)
                                    1993               1994

Revenues                            56.9               65.9
Operating Expenses
         Depreciation               19.4               21.1
         Rental and
         Operating Expense           5.2                 7.0
         Selling and
           Administrative            7.0                 8.2
                                    ----               -----
                Expense             31.6               36.3

Operating Income                    25.3               29.6
                                    ----               ----


                           Forcast, Fiscal Year Ending September 30,


                  1995              1996             1997              1998             1999
                  ----              ----             ----              ----             ----

                                                      *


*        CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
         COMMISSION



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


Worldwide Marine
Equipment and Utilization Data

                             Actual (Calendar Year)
                          (Units and TEUS in Thousands)


                                    1993               1994
                                    -----------------------

Marine Containers
         Captial Spending             $30             $34
         (Dollars in Millions)
Beginning Fleet Size-Units            92.9            100.7
Ending Fleet Size-Units              100.7            109.4
Average Total Fleet
  Size-Units                          96.8            105.0

Ending Fleet Size-TEU                144.7            156.8
Total Average Working
  Units                               80.3             92.4

Overall Utilization                   83%               88%

Average Daily Lease Rate
         20' Containers             $1.43             $1.38
         40' Containers             $2.45             $2.41



                       Forcast, Fiscal Year Ending September 30,

                  1996              1997             1998              1999

                                            *



*        CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
         COMMISSION






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